EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of AmVestors Financial Corporation on Form S-3 of our reports dated February 29, 1996, appearing in the Annual Report on Form 10-K of AmVestors Financial Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP
Kansas City Missouri
August 12, 1996